MARKETAXESS REPORTS FIRST QUARTER 2009 REVENUE OF $24.6 MILLION AND
DILUTED EPS OF $0.08 VERSUS $0.05 IN THE PRIOR YEAR PERIOD
First Quarter Financial Highlights *
•	Revenues of $24.6 million, up 7.4%.

•	Total expenses of $19.9 million, down 0.4%.

•	Net income of $2.8 million, up 77.9%

•	Pre-tax margin of 19.2%, up from 12.9%.

* All comparisons versus first quarter 2008.
NEW YORK, April 29, 2009 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the first quarter ended March 31, 2009.
“The credit markets showed modest signs of improvement in the first quarter leading to a robust new issue calendar and an increase in overall US corporate bond secondary volumes,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “Increased trading volumes combined with higher fee capture per million traded resulted in stronger revenue growth, improved margins and higher earnings. Contributing to the improvement were continued expense discipline and the initiatives we have taken to strengthen liquidity on our platform, including additional dealers, new Market List capabilities and our execution services desk. We remain focused on helping our clients use our trading network to gain access to liquidity in what continues to be challenging market conditions.”
First Quarter Results
Total revenues for the first quarter of 2009 increased 7.4% to $24.6 million, compared to $22.9 million for the first quarter of 2008. Pre-tax income was $4.7 million, compared to $3.0 million for the first quarter of 2008, an increase of 59.6%. Pre-tax margin was 19.2%, compared to 12.9% for the first quarter of 2008. Net income totaled $2.8 million, or $0.08 per share on a diluted basis, compared to $1.6 million, or $0.5 per share on a diluted basis, for the first quarter of 2008.
Commission revenue for the first quarter of 2009 totaled $20.4 million on total trading volume of $60.1 billion, compared to $19.3 million in commission revenue on total trading volume of $64.5 billion for the first quarter of 2008. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume decreased to an estimated 5.7%, compared to an estimated 7.3% for the first quarter of 2008.
Technology products and services revenue, which includes revenue for technology licenses, support and professional services, totaled $2.0 million for the first quarter of 2009, compared to $0.8 million for the first quarter of 2008, primarily due to the acquisition of Greenline Financial Technologies Inc.

(“Greenline”) in March 2008. Other revenue, which consists of information and user access fees, investment income and other revenue, decreased 24.8% to $2.2 million, compared to $2.9 million for the first quarter of 2008, primarily due to a decline in investment income as a result of lower interest rates.
Total expenses for the first quarter of 2009 decreased 0.4% to $19.9 million, compared to $20.0 million for the first quarter of 2008. Excluding the impact of the acquisition of Greenline in March 2008, total expenses decreased 8.8%. Employee compensation and benefits expense increased 3.8% to $11.4 million, compared to $11.0 million for the first quarter of 2008, due to increased stock compensation expense, higher cash incentive compensation expense and sales commissions related to the execution services business, partially offset by lower salary expense.
The effective tax rate for the first quarter of 2009 was 40.0%, compared to 46.2% for the first quarter of 2008 and 38.5% for full year 2008.
Employee headcount as of March 31, 2009 was 198, compared to 202 as of March 31, 2008.
Balance Sheet Data
As of March 31, 2009, total assets were $243.2 million and included $137.4 million in cash, cash equivalents and securities, and a deferred tax asset of $34.2 million. Total stockholders’ equity, including the Series B preferred stock, as of March 31, 2009 was $229.2 million.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 800-659-2032 (U.S.) or 617-614-2712 (international). The passcode for all callers is 34280926. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 48079785. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our approximately 650 active institutional investor clients can access the liquidity provided by our 48 broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform. MarketAxess executes certain bond transactions between and among institutional investor and broker-dealer clients on a riskless principal basis by serving as counterparty to both the buyer and the seller in matching back-to-back trades, which are then settled through a third-party clearing organization. MarketAxess also provides data and analytical tools that help our clients make trading decisions, we provide connectivity solutions that facilitate the trading process by electronically communicating order information between trading counterparties and we provide our clients with ancillary technology services.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #
Media and Investor Relations Contacts:

James Rucker	William McBride
MarketAxess Holdings Inc.	Gavin Anderson & Co.
+1-212-813-6383	+1-212-515-1970

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended
	March 31,

	2009	2008

	($ in thousands, except per share data)

	(unaudited)
Revenues
Commissions
U.S. high-grade	$13,515	$12,402
Eurobond	4,142	4,589
Other	2,789	2,304

Total commissions	20,446	19,295
Technology products and services	2,023	767
Information and user access fees	1,655	1,481
Investment income	332	991
Other	176	405

Total revenues	24,632	22,939

Expenses
Employee compensation and benefits	11,442	11,018
Depreciation and amortization	1,791	1,780
Technology and communications	2,242	2,106
Professional and consulting fees	1,879	2,153
Occupancy	676	767
Marketing and advertising	645	684
General and administrative	1,226	1,467

Total expenses	19,901	19,975

Income before taxes	4,731	2,964
Provision for income taxes	1,892	1,368

Net income	$2,839	$1,596

Per Share Data:
Earnings per share:
Basic	$0.08	$0.05
Diluted	$0.08	$0.05

Weighted-average common shares:
Basic	33,183	32,413
Diluted	37,517	33,395

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	March 31, 2009	December 31, 2008
	($ in thousands)

	(unaudited)	(audited)
Assets
Cash and cash equivalents	$109,823	$107,323
Securities available-for-sale	27,605	35,227
Deferred tax assets, net	34,212	35,666
All other assets	71,582	68,212

Total assets	$243,222	$246,428

Liabilities and Stockholders’ Equity

Total liabilities	$14,056	$21,620
Series B Preferred Stock	30,315	30,315
Total stockholders’ equity	198,851	194,493

Total liabilities and stockholders’ equity	$243,222	$246,428

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume

	Three Months Ended March 31,

	2009	2008

	($ in millions)
	(unaudited)

U.S. high-grade — multi dealer [1,2]
fixed-rate	$35,969	$35,278
floating-rate	870	1,107
U.S. high-grade — single dealer [3]	—	2,406
Eurobond	9,092	8,066
Other[2]	14,140	17,617

Total	$60,071	$64,474

	Average Daily Volume

	Three Months Ended March 31,

	2009	2008

	($ in millions)
	(unaudited)

U.S. high-grade	$604	$636
Eurobond	144	130
Other[2]	232	289

Total	$980	$1,055

Number of U.S. Trading Days [4]	61	61
Number of U.K. Trading Days [5]	63	62
1 Effective March 2008, the Company began reporting separately U.S. high-grade fixed-rate and floating-rate trading volumes.
2 Volumes from the Company’s DealerAxess® interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with FINRA TRACE reporting standards, both sides of each DealerAxess® trade are included in the Company’s reported trading volumes.
3 Effective September 2008, the Company no longer separately reports U.S. High-Grade single-dealer inquiries.
4 The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
5 The number of U.K. trading days is based on the U.K. Bank holiday schedule.